                                                                   EXHIBIT 10.20

                              LICENSE AGREEMENT


         THIS LICENSE AGREEMENT is made as of the 23rd day of December, 1993, by and between Arbor Software Corporation, a Delaware corporation ("Arbor"), and Comshare, Incorporated, a Michigan corporation ("Comshare").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. License Grant. Subject to the restrictions contained herein, Arbor grants to Comshare and its subsidiaries the worldwide right to use, reproduce, adapt, distribute, and sublicense to third parties any or all of the computer software owned or developed by Arbor during the term of this Agreement, including but not limited to the programs and components listed on Exhibit A (the "Software"), excluding only computer software that is developed or acquired by Arbor after the date of this Agreement and that is unrelated to multidimensional modeling software. Notwithstanding the above, however, Arbor may but is not required to add to the Software any unique computer software that Arbor develops and embeds in an Arbor customer's application, so long as that application is not within the Comshare application markets as defined in
Section 6 hereof.

                 (a) Distribution. Comshare may distribute the Software through its subsidiaries, distributors, resellers and agents ("Comshare Distributors"), who may at Comshare's election grant sublicenses subject to the terms contained in this Agreement. Arbor shall have no right of approval or rejection of Comshare Distributors. The Software will be protected under the terms of Comshare's contracts with Comshare Distributors to the same extent Comshare protects its own software products under such contracts with respect to proprietary rights and use restrictions. Comshare shall fulfill its obligations to Arbor by enforcing such contracts to the same extent it enforces confidentiality and use restrictions for Comshare products.

                 (b) Sublicenses. Comshare and the Comshare Distributors may grant sublicenses to customers for a perpetual term or for a term of years, as they choose. The sublicenses shall contain provisions as protective of proprietary rights in



               * Indicates that material has been omitted and
                 confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

the Software as they contain for Comshare's proprietary rights in its software. A copy of Comshare's current standard license, without schedules is attached as
Schedule 1(b).

                 (c) Reproduction. On or before execution of this Agreement, Arbor will provide to Comshare the number of demonstration and development copies of the Software and documentation indicated on Exhibit A. Thereafter, Arbor will provide the same numbers of demonstration and development copies of new and revised programs and documentation for all new or changed Software. Comshare may make additional copies as it deems necessary or desirable for the purposes of this Agreement.

                 (d) Adaptation. Comshare may adapt or reconfigure the Software solely for purposes of facilitating the Software's operation in connection with Comshare's software; provided, however, that this provision does not give Comshare any right of access to the source code. Comshare may prepare foreign language translations of documentation and training materials at its own expense, and with respect solely to limited use sublicenses (as defined in Section I.A of Exhibit D Pricing), Comshare may modify, adapt or excerpt documentation and training materials as it deems appropriate. Comshare shall own all intellectual property rights to such modification or translation of the documentation and training materials; provided, however, that the foregoing shall not in any manner limit or inhibit Arbor's right to translate or have the documentation and training materials translated and to own such translation, provided Comshare's translation is not used to facilitate such translation. Comshare shall ensure that all documentation delivered with the Software contains appropriate attribution to Arbor.

                 (e)      Arbor Attribution.

                 (i) With respect to full use sublicenses (as defined in Section I.B of Exhibit D, Pricing) of the Software, Comshare shall take the following steps to preserve Arbor's corporate identification:

                          (A) If Comshare elects to repackage some or all of the Software in Comshare's own packaging, then the packaging shall give attribution to Arbor in style and size no less than the attribution Comshare gives to its own software. Comshare understands and agrees that the intent of the foregoing language is to ensure that Arbor preserves its corporate and product identities.

                          (B) Comshare may elect to reprint the documentation
                 on a different color or type of
                          stock, but (except with respect to translations, which are addressed in Section 1(d)) shall not change the text of the documentation. Comshare may, however, produce and distribute supplements to the documentation as it deems appropriate.

                          (ii) With respect to any Software sublicensed as described in Section I.A of Exhibit D, Comshare shall ensure that Arbor's copyright attribution will appear on the documentation, disks, the screen used by Comshare as the boot-up screen for its own notice for that application and wherever else may be necessary to protect Arbor's copyrights.

                 2. Term. This Agreement shall be effective as of December 23rd, 1993 (the "Effective Date") and shall continue in effect until December 31, 2001, unless terminated sooner as provided in Section 8. As used herein, "Year 1" means the period from the Effective Date through December 31, 1994; "Year 2" means the period from January 1, 1995 through December 31, 1995; and "Year 3" and succeeding Years mean the succeeding calendar years.

                 3.   Development Services and Maintenance.

                      (a) Initial Support. For the payments described in Section 4(b), during Year 1, Arbor shall provide technical support, training, and hotline support for Comshare developers as described on Exhibit B attached hereto.

                      (b)     Ongoing Support and Training.  For the
payments described in Section 4(c), after Year 1, Arbor shall provide ongoing support, training, and hotline support for Comshare developers as described on Exhibit B.

                      (c)     Maintenance.  For the payments described in
Section 4(d), during the Term and for so long thereafter as Comshare requests and pays for as provided herein, Arbor shall provide maintenance services to Comshare, consisting of updates, enhancements, bug fixes, "Star Account" and other "severity 1" responses, and other services related to the Software, all as described on Exhibit C attached hereto. Comshare and the Comshare Distributors shall be responsible for passing on updates, enhancements and bug fixes as appropriate to sublicensees.

                 4.   Payments.

                      (a) License Fees. Comshare shall pay Arbor a fee for each sublicense of the Software granted to a customer by Comshare or a Comshare Distributor, based on the type of sublicense, as described on Exhibit D attached hereto.

Comshare shall not be required to pay additional fees for copies of the Software that Comshare uses for its own internal purposes or that Comshare or the Comshare Distributors use for development, marketing, demonstration or other purposes contemplated by this Agreement, in accordance with Comshare's standard practices.

                 (b)      Initial Support Fee.  For the initial support services
described in Section 3(a), Comshare shall pay Arbor a flat fee of      *
plus reasonable travel, room and board, payable in the manner provided in
Section 5.

                 (c) Ongoing Support and Training Fees. For the ongoing support and training described in Section 3(b), Comshare shall pay Arbor as described on Exhibit D.

                 (d) Maintenance Fees. For the maintenance services described in Section 3(c), Comshare shall pay Arbor a fee for each sublicensee that has contracted for maintenance services, as described in Exhibit D.

                 (e) New Product Fees. As new Arbor products and platforms are added to the Software, the license and support fees shall be calculated as provided in Exhibit D.

         5.      Payment Method and Minimum Amounts.

                 (a) Payment Method. The * fee for all Year 1 services shall be paid in twelve (12) installments of * with the first installment due January 10 and the remaining eleven payments due on the same day of each succeeding month. All other amounts are payable quarterly and are due sixty
(60) days after the end of the calendar quarter. License and maintenance fees will be based on revenue recognized by Comshare during that quarter in accordance with its standard accounting practices, less bad debt adjustments and net of credits granted for that or previous quarters.

                 (b) Payment Reporting and Audit. Within forty-five (45) days after the end of each calendar quarter, beginning with the first quarter in which a sublicense of the Software is sold, Comshare will provide Arbor with a report of sublicenses and maintenance contracts sold (by customer identification number and Comshare sales territory and not by name) during that quarter, in accordance with Comshare's standard accounting practices. Arbor may, upon twenty (20) days' written notice and not more than once in each Year, examine Comshare's books and records related to the amounts due to Arbor. Such examination may be done, at Arbor's expense, by Arbor's internal auditor or its certified public accounting firm; provided, however, that if any such audit uncovers an

* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

underpayment in excess of    *     Comshare shall be liable for the full costs
of such audit.

                 (c) Year 2 Minimum. Regardless of the amount of sublicense, maintenance and other payments due to Arbor as provided in Section
4, Comshare shall pay Arbor no less than   *   for Year 2, payable quarterly as
follows: if the payment otherwise due to Arbor for limited-use and System W downsizing sublicenses (as defined in Section I.A and I.B.2 of Exhibit D) and their associated maintenance fees (collectively referred to herein as "Eligible
Minimum Fees") for any quarter of Year 2 is less than   *     then Comshare
shall nevertheless pay a total of    *     for that quarter; provided, however,
that (i) payments of Eligible Minimum Fees made by Comshare in any prior quarter of Year 2 that are in excess of * shall have the excess amount subtracted from the prepayment minimum of succeeding quarter(s) of Year 2, and
(ii) over the Term of the Agreement, Comshare may credit any payments otherwise due to Arbor that are attributable to Eligible Minimum Fees against any unearned minimum payments made to Arbor under this Section 5(c). The * minimum due and payable for Year 2, however, shall not be refundable to Comshare even
if succeeding Years' payment credits never total      *      . Examples of the
calculation of minimum payments are given in Exhibit E.

                 (d) Subsequent Years Minimum. For each quarter of Years 3 through 8, if Comshare's payments of Eligible Minimum Fees including any prepayment carry-forward) do not equal * Arbor may elect to terminate this Agreement, upon six months' notice given after the end of the quarter for which the minimum was not achieved.

                 (e) Exclusivity Minimum. During the Term of this Agreement, Arbor shall not grant, directly or indirectly, licenses or any rights to market or sublicense the Software to the companies described on Exhibit F attached hereto (the "Exclusivity Companies"), provided that Comshare makes the following minimum payments:

         (i) Beginning with the third quarter of Year 2 and continuing for a total of four consecutive quarters ("Exclusive Year 1"):
                 * per quarter for a total of    *      in Exclusive Year 1.

         (ii)    For each four quarters after Exclusive Year 1:    *     per
                 quarter for a total of     *       in Exclusive Year 2, and so
                 on for succeeding Exclusive Years.

         Notwithstanding the above, however, Arbor and its agents and distributors are not prohibited from licensing the



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Software to the Exclusivity Companies strictly for their own internal business use and not for resale or sublicensing.

         These exclusivity payments shall be made and calculated in the manner prescribed in Section 5(c) for the Year 2 minimums, and all excess exclusivity payments shall be credited against any future amounts due from Comshare to Arbor. The minimum payments described in Sections 5(c) and 5(d) are included in and are not in addition to the amounts described in this Section 5(e).

         6.   Arbor Limitation.

                 (a) Two-year Limitation. For a period of two years after the Effective Date of this Agreement, Arbor shall not license or distribute, either itself or through its distributors or agents, application-specific value-added code developed, owned or licensed by Arbor to be used as part of or in conjunction with the Software to customers in the worldwide markets served by Comshare's applications. Notwithstanding the above, Arbor may (i) distribute samples to be used as application productivity tools that aid end users with their own application development, such as sample data outlines, sample report scripts, sample calculation scripts, and sample spreadsheets, and (ii) give application demonstrations that provide visual demonstration to end users of the implementation of specific applications. Comshare's current application markets include: executive information systems, profit reporting and analysis, financial consolidation and management reporting, budgeting, sales and marketing reporting and analysis, and merchandise planning and performance analysis. Comshare may add new application markets to this Section 6 list as it introduces new products; provided, however, that such additions shall not affect any licenses granted by Arbor or Arbor's marketing in such new applications market of any new products developed prior to such addition or any derivatives thereof.

                 (b) Payment Reductions. In the event that Arbor breaches its obligations under Section 6(a) above during the first two years immediately following the Effective Date, Comshare may elect to terminate this Agreement, and the amounts payable to Arbor hereunder shall be reduced by * percent and all minimum payment requirements shall be eliminated. In the event that Arbor acts in the manner described in Section 6(a) after a date two years from the Effective Date of this agreement, such act shall not be a breach of this Agreement, but the payments due to Arbor defined as Eligible Minimum Fees shall be reduced by * percent, the minimum payments under Sections 5(d) shall be eliminated, and the exclusivity minimum payments under Section 5(e) shall be reduced by * percent.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                 (c) Comshare Distributors. In addition, during the Term of this Agreement, Arbor shall not, directly (or indirectly with respect to the Exclusivity Companies or the parent or direct or indirect subsidiary of Arbor), market its Software through Comshare Distributors. It is understood, however, that the restriction in this Section 6(c) shall not apply if a Comshare Distributor ceases to be a Comshare Distributor, without solicitation by Arbor. Comshare has provided, solely for purposes of this Section 6(c), a list of Comshare Distributors according to geographic territory as of the date hereof (the "List"), attached as Schedule 6(c), and may add to the List, subject to the following:

                (i) Comshare may not add names to the List for the territory of the United States.

                (ii) Comshare may not add a name to the List unless that entity has the right to grant full use sublicenses of the Software.

                (iii) If Comshare adds an entity with a territory outside the United States with which Arbor does not at that time have a distribution arrangement pursuant to a written contract, then Arbor may distribute its software through that Comshare Distributor, provided that Arbor pays to Comshare, for the three-year period from the beginning date of Arbor's arrangement with that Comshare Distributor and with respect to the territory for which it is a Comshare Distributor: * of the revenues received by Arbor from the activities of that Comshare Distributor, except that with respect to revenues from limited use licenses (that is, similar to limited use as defined in this Agreement or to those customarily referred to as OEM) the percentage shall be * provided, however, that Arbor shall not be required to make payments for limited use licenses unless Comshare has permitted that Comshare Distributor to sell limited use licenses for the Software, and further provided that in no event shall Arbor be
         required to make payments with respect to    *
                    *

                 (iv) Notwithstanding the above subsection, however, Arbor may distribute its software through an entity that is added to the List without payment to Comshare if Arbor has established a distribution arrangement with that Comshare Distributor for that territory pursuant to a written contract prior to the date on which the entity is added to List.

                 (d) Representation. As of the date of this Agreement, Arbor represents that Arbor has not granted any license or distribution rights that would be prohibited by this Section 6.

* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

             7. Right of Offer.

                        (a) Competitor Proposal. In the event that Arbor or an Arbor shareholder receives from a Comshare Competitor (as defined below) a bona fide offer which it intends to accept for an equity interest in Arbor, substantially all of the assets of Arbor, or substantially all of the intellectual property rights to the Software (such offer is referred to herein as a "Competitor Proposal"), then before Arbor or the shareholder(s) may accept the Competitor Proposal or effect any such transaction:

                (i) Arbor shall promptly give Comshare written notice of the Proposal, including the name of the offering Competitor, the proposed price, whether the Competitor Proposal is for a minority portion, controlling portion or all of Arbor's business or assets, which portions shall be specified, and to the extent not directly prohibited by the Competitor, all other details of the Competitor Proposal.

                (ii) Within five days after giving the initial notice, Arbor shall provide to Comshare all information provided to the Competitor, and all information customarily provided by a seller to a buyer if requested by Comshare.


                (iii) Comshare shall have twenty (20) days after receipt of all of the material information described in subparagraph (a)(ii) in which to make a competing offer, which Arbor (and, as applicable, the Arbor shareholders) shall consider in good faith but shall not be required to accept.

                (b)       Competitor Definition.  For purposes of this
Section 7, a Competitor is defined as any of the companies identified on
Schedule 7(b) attached hereto, including any entity controlling, controlled by or under common control with them, and any assignee of or successor to the competing portion of their business. Comshare may, at any time after 6 months from the date of this Agreement, but in no event more than once per year, add the name of any company that is a bona fide substantial direct competitor of Comshare to Schedule 7(b), which shall then become a Competitor; provided, however, that in no event shall there be more than fifteen (15) competitors.
If Arbor reasonably believes that an entity added by Comshare is not a bona fide substantial direct competitor of Comshare, then Arbor may submit the issue for resolution under the arbitration procedures of Section 15.

                (c) Comshare Remedy. At any time a Competitor becomes the owner of at least * of the outstanding equity of


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Arbor, substantially all of the assets of Arbor, or substantially all of the intellectual property rights to the Software, then all amounts payable to Arbor under Sections 4(a) and 4(d) shall be reduced by * percent, all minimum payments under Section 5 shall be eliminated, and Comshare may elect to terminate this Agreement effective at any time thereafter.

                 (d) Expiration. Upon the earlier of (i) the effective date of Arbor's initial public offering or (ii) the sale or transfer to a Competitor of * or more of the outstanding equity of Arbor, substantially all of the assets of Arbor, or substantially all of the intellectual property rights to the Software, then the rights granted to Comshare in Section 7(a) shall expire, but Comshare's rights under Section 7(c) shall continue.

                 (e) Purpose. Arbor understands that Comshare would not enter into a long-term arrangement for embedding third-party software into Comshare's products if a direct Competitor of Comshare had an interest in that embedded software, and Arbor represents that it has no present intention of transferring, directly or indirectly, any such interest to a Competitor. The parties will interpret and implement the provisions of this Section 7 in good faith in accordance with this purpose.

         8.      Termination.

                 (a) By Either Party. Either party may terminate this Agreement on ninety (90) days' written notice to the other for any breach of a material provision of this Agreement by the other, unless the breach complained of in the termination notice is cured within the ninety (90) day notice period; provided, however, that if the breach complained of concerns a disputed nonpayment or payment by Comshare, Comshare shall pay to Arbor any undisputed amount and this Agreement may not be terminated unless the dispute has been settled in Arbor's favor under the arbitration procedure provided in Section 15.

                 (b)      By Comshare.     Comshare may terminate this
Agreement effective at any time (i) after thirty (30) days' written notice, in the event that Arbor breaches its obligations under Section 6(a) and fails to cure such breach within the thirty (30) day notice period, or (ii) as provided in Section 7(c).

                 (c) Early Termination. In the event that Comshare rightfully terminates or Arbor wrongfully terminates this Agreement either at or prior to the end of Year 2 or prior to the first grant by Comshare of an end user sublicense of the Software, then Comshare shall not be required to make any monthly or quarterly payment that would otherwise be payable



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

after the date of such termination, notwithstanding anything to the contrary in Section 4 or 5.

                (d) Effect of Termination. All sublicenses to the Software granted by Comshare to customers under this Agreement shall continue in effect, in accordance with their terms, after termination of this Agreement. Regardless of the reason for such termination, Arbor shall, upon Comshare's request, continue to maintain and provide technical support for the Software on the terms provided in this Agreement for all existing customer sublicensees and Comshare may continue to use the Software for its internal business purposes and may also possess a copy of the Software solely for the purpose of customer support.

               9. Source Code. Within thirty (30) days after execution of this Agreement, Arbor shall place a copy of the source code to the Software in escrow with Data Securities International, Inc., under an escrow agreement in the form attached hereto as Exhibit G (the "Escrow Agreement"). The Deposit Material shall consist of the items listed in Section 16 of the Escrow Agreement for all of the Software. Arbor shall update the Deposit Material after each major release of the Software and at least once every twelve (12) months. The Release Conditions under Section 21 of the Escrow Agreement shall be: (i) Arbor shall become subject to any proceeding under the Federal Bankruptcy Act (except that, with respect to an involuntary petition with which Arbor disagrees Arbor shall have 120 days to have the petition dismissed) or any other statute relating to insolvency or the protection of creditors, become insolvent, or make a general assignment for the benefit of creditors; or
(ii) Arbor shall, at any time during or after the term of this Agreement, fail or refuse to provide maintenance of the Software as provided in Exhibit C or shall materially breach those maintenance obligations and shall fail to cure such breach within thirty (30) days of receiving written notice of the breach.

                10. Confidentiality. The Mutual Non-Disclosure Agreement between the parties dated November _ , 1993, a copy of which is attached hereto as Exhibit H (the "Non-Disclosure Agreement") remains in effect. In case of a conflict between a provision of this Agreement and a provision of the Non-Disclosure Agreement, the provision of this Agreement shall prevail.


                11.        Intellectual Property Rights.

                           (a)       Warranty.  Arbor warrants that to the
best of its knowledge and as of the effective date of this Agreement, it is the copyright owner and the owner of all other intellectual property rights, including trademarks, in and of the Arbor Software, source code, and all corrections, modifications, enhancements and adaptations made thereto by or for Arbor, except for software
owned by   *     for which Arbor has sufficient license rights, and Arbor has and shall retain the authority to enter into and perform this Agreement and to grant licenses to Comshare to the Arbor Software, in conformance with the terms of this Agreement. Arbor has provided Comshare with copies of all registration applications for all Software that is registered with the U.S. Copyright Office and will continue to do so, upon Comshare's request, for additional registrations during the term of this Agreement.

                (b) Indemnification. Arbor shall be responsible for any and all losses, costs, expenses, liabilities, or damages (including without limitation attorneys' fees and costs) and shall defend, indemnify and hold Comshare and Comshare's licensees, agents, distributors and representatives harmless from and with respect to any and all claims that the Software infringes allegedly or in fact any present or future copyright, patent, trade secret or other proprietary right of any third party in any country which is a signatory to the Berne Convention and/or the Universal Copyright Convention. Comshare shall promptly notify Arbor of any such claim and provide Arbor such reasonable cooperation and assistance, at Comshare's expense, as Arbor may request from time to time in the defense thereof, but Arbor shall have sole control of any defense or settlement. If an injunction or order is obtained against Comshare or its licensees, agents, distributors and representatives' use or distribution of the Software, or if Arbor determines that the Software is likely to become the subject of a claim of infringement or violation of a patent, copyright, trade secret or other proprietary right of any third party, Arbor will, at its option and expense: (i) procure for Comshare the right to continue using, reproducing, and distributing the Software and for Comshare's licensees, agents, distributors and representatives the right to continue using the Software; or (ii) replace or modify the same so that it becomes non-infringing, provided such modification or replacement does not adversely affect the specifications for or the use or operation of the Software by Comshare or its licensees, agents, distributors and representatives. If neither (i) nor (ii) is feasible, Arbor shall refund the payments made by Comshare for the Software. Arbor shall not be liable hereunder to Comshare for, and Comshare shall indemnify Arbor against, in the same manner provided in this Section 11(b), any claim to the extent based upon the combination, operation or use of the Software with equipment, data or software supplied by Comshare, or based upon any modification made by or for Comshare to the Software other than those made by Arbor or to specifications supplied by Arbor in writing.



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule
24b-2.

                12. Representations and Warranties. Arbor represents and warrants that:



                (a) Performance. The Software substantially conforms to the specifications in its technical and user documentation, and all releases will be upwardly compatible with the previous release of the same product, as is further described in Exhibit C.

                (b) No Virus, etc. To the best knowledge of Arbor, after due care and testing, the Software does not and during the Term will not contain any instructions, Algorithms, or code, except as specifically set forth in the documentation, which would cause the product (including any component, routine, or sub-routine thereof or other data relating thereto) or any data contained within the computer facilities of the user in any format, regardless of the method of storage, to, in a malicious and destructive fashion, (a) be modified or damaged, (b) modify, damage or delete itself or cause other software, programs, routines or sub-routines or data to be modified, damaged or deleted or to modify, damage or delete themselves, (c) replicate and propagate itself throughout other software, programs, routines or sub-routines or data, (d) search for and consume memory in the user's computers, (e) transmit data, (f) usurp the normal operation of the computer facilities of the user, or (g) alter or place itself within or substitute itself for any of the Software (including any component, routine, or sub-routine thereof and other data relating thereto).

                (c) Authority. The execution and performance of this Agreement will not conflict with any agreement, understanding, law or regulation to which Arbor is a party or by which it is bound. Comshare, for its part, represents and warrants that the execution and performance of this Agreement will not conflict with any agreement, understanding, law or regulation to which Comshare is a party or by which it is bound.

                (d) No Claim. No claim or assertion of infringement of any copyright, patent or other intellectual property right has been made or is pending against Arbor, and Arbor knows of no valid basis for any such claim.

                (e) Equity. As of the date hereof, no Comshare Competitor (as defined in Section 7) holds shares or options to purchase shares in Arbor.

                (f) Financial Statements. The financial statements provided by Arbor, a list of which is attached hereto as Schedule 12(f), are in accordance with the books and records of Arbor, present fairly the financial condition of Arbor as at the respective dates thereof and the results of its operations for the periods covered by such statements, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Arbor shall provide such current statements on an annual basis until such time as Arbor becomes a public reporting company under the Securities Exchange Act of 1934. All information disclosed pursuant to this subsection shall be deemed confidential information and governed by Section 10 above.

        13. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ARBOR MAKES NO WARRANTIES AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        14.     LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE
LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EXCEPT FOR INDEMNIFICATION FOR INFRINGEMENT AS AND TO THE EXTENT PROVIDED IN SECTION 11. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, HOWEVER, NOTHING HEREIN SHALL LIMIT THE LIABILITY OF EITHER PARTY FOR FRAUD OR INTENTIONAL OR NEGLIGENT MISREPRESENTATION.

        15. Arbitration. In the event of a dispute that remains unresolved despite the parties' good faith negotiations over (i) the applicable
Commonly Used Retail Price, or (ii) amounts properly payable by Comshare hereunder, the dispute shall be resolved through binding arbitration under the procedures specified in this Section 15. Either party may make a written demand for arbitration (the "Demand") setting forth the specific matters that remain in dispute. The parties shall jointly select and engage, and shall share equally the expense of, an independent auditor to resolve the disputed matters. In the event that the parties cannot agree on an auditor within twenty
(20) days after the Demand is received, then the parties' certified public accounting firms shall select the independent auditor no later than thirty (30) days after the Demand is received. The independent auditor shall deliver a written report setting forth the resolution of the disputed matters no later than sixty (60) days after his or her selection. Judgment upon the arbitrators' award may be entered in any court of competent jurisdiction.

        16.     General.

                (a) Remedies Cumulative. The remedies provided in this Agreement shall be cumulative, and the assertion by any party of any right or remedy shall not preclude the assertion by such party of any other rights or the seeking of any other remedies.

                (b) Disclaimer of Agency. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of legal association between the parties.

                (c) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally or by confirmed telecopy or five (5) days after being sent by registered mail, or certified mail, return receipt requested, postage prepaid and addressed as follows:


       ARBOR NOTICE ADDRESS                        COMSHARE NOTICE ADDRESS

       Arbor Software                              Comshare, Incorporated
        Corporation                                3001 S. State Street
       3211 Scott Blvd.                            Wolverine Tower
       Santa Clara, CA   95054                     Ann Arbor, MI 48108
       Attention: President                        Attention: President

or to such other address as each party may designate in writing.

                (d) Force Majeure. Neither party shall be responsible for any failure to perform due to causes beyond such party's reasonable control.

                (e) Non-Solicitation. During the Term of this Agreement, neither party shall solicit the employees of the other for employment.

                (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, except for the enforcement of Arbor's intellectual property rights in the Software, which shall be governed by California law, and applicable federal law.
The United Nations Convention on Contracts for the International Sale of Goods shall not apply to any transactions under this Agreement between Arbor and Comshare.

                (g) Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree to replace any such prohibited or invalid provision with a new provision which has the most nearly similar permissible economic effect.

         (h) Assignment. This Agreement or any of its rights or obligations hereunder shall not be assignable by either party to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the nonassigning party, in its sole and absolute discretion. Notwithstanding the foregoing, (i) the rights granted to Comshare under this Agreement are divisible and assignable in whole or in part without permission in connection with a merger, consolidation, reorganization, assignment to direct or indirect subsidiaries or sale, exclusive license, or other transfer of assets, including without limitation any Comshare software used in conjunction with any portion of the Software, and (ii) Arbor may assign its rights and obligations under this Agreement as part of a sale of substantially all of its assets or substantially all of its intellectual property rights in the Software, provided that Arbor has complied with its obligations under Section 7 hereof. Any attempted assignment in contravention of this Section shall be null and void.

         (i) Entire Agreement and Amendments. This Agreement, including the attached Exhibits, represents the entire agreement between the parties, and expressly replaces, supersedes and cancels any prior oral or written agreements or communications on this subject. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Other than as specified herein, this Agreement may only be supplemented, modified or waived in a writing executed by an officer of Arbor and a duly authorized representative of Comshare and expressly referring to this Agreement. No additional or conflicting term in a purchase order or other document shall have any effect.

         (j) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.



         (k) Waiver. The waiver by either party of one breach or default under this Agreement shall not constitute the waiver of any subsequent breach or default, and shall not act to amend or negate the rights of the parties under this Agreement.



         (l) Exhibits, Titles and Headings. The attached Exhibits referred to in this Agreement are incorporated by reference as though set forth in full, and shall be construed as an integral part of this Agreement. Titles and headings to sections or paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement.



ARBOR SOFTWARE CORPORATION                 COMSHARE, INCORPORATED


By: Andrew Stern                              By:  T. Wallace Wratnall
    ------------                                   -------------------

   Its:  Vice President                       Its:  Sr. Vice President
         --------------                             ------------------

   Date:  12-23-93                            Date:  12-23-93
          --------                                   --------

                                   EXHIBIT A

                             CURRENT ARBOR SOFTWARE



1.       Programs and Components

                 Essbase Application Manager
                 Essbase Spreadsheet Clients
                          Excel for Windows
                          Excel for Macintosh
                          1-2-3 W
                          1-2-3 R 2.4 for DOS
                 Currency Conversion Module
                 SQL Interface Module
                 DOS/WIN client API
                 Server Systems API
                 Data Analysis Server for NT and OS/2
                 Extended Spreadsheet Macros
                 Installation Software
                 Testing and Debugging Utilities (not for sublicense to customers)



2.       Documentation

               Product Documentation - all commercial product documentation, including:
                          Technical Reference Manual
                          Application Designer Guide
                          API Reference Manuals
                          Command Line Interface Manual
                          User Guide

               Developer Documentation - all pertinent internal technical documentation materials which would assist Comshare in developing its applications, including any API's for which commercial documentation does not exist and for testing and debugging utilities.


3.        Training Materials

               Training manuals, slides, sample training applications, video tapes, written and electronic tutorials, and the like.



4.  Copies

               Number of Demonstration and development copies of programs, documentation, and training materials to be delivered: 3 master copies, to be delivered to locations designated by Comshare, plus demonstration copies for Comshare Distributors and sales offices (number to be supplied by Comshare within thirty days) to be delivered to Comshare's Ann Arbor headquarters.

                                   EXHIBIT B

                              SUPPORT AND TRAINING


INITIAL SUPPORT

               During Year 1 Arbor will provide the following:

               1.     Technical Training.


                        (a) Developers and Support Personnel. Arbor will provide as much training as is reasonably necessary on-site at Comshare for Comshare developers and support personnel on a schedule requested by Comshare. Training will include product usage, support techniques, application and database design and efficiencies, and other appropriate technical concepts. Comshare will develop the schedule on a four week basis and will consult with Arbor and adjust the schedule as reasonably necessary within that four week time frame, taking into account Arbor's resources.



                        (b) Comshare Field Consultants. Arbor will provide as much training as is reasonably necessary at the appropriate Comshare regional sites on a schedule requested by Comshare. This will include detailed technical training to cover end-user application development with Essbase. Comshare will develop the schedule on a four week basis and will consult with Arbor and adjust the schedule as reasonably necessary within that four week time frame, taking into account Arbor's resources.



               2. Sales Training. Arbor will provide as much sales training as is reasonably necessary to Comshare sales personnel on a schedule requested by Comshare. Comshare will develop the schedule on a four week basis and will consult with Arbor and adjust the schedule as reasonably necessary within that four week time frame, taking into account Arbor's resources.



               3. Consulting. Arbor will provide a high level of consulting to Comshare developers on application and database considerations, product efficiencies, and other technical considerations. As part of such technical consulting, Arbor will provide a full-time expert resource dedicated to Comshare who will as requested by Comshare spend approximately half-time at Comshare facilities.

4.    Technical Support.

                        (a) Product and Development Information. Arbor will respond to Comshare questions regarding Essbase product and API usage, use of Arbor testing and debugging utilities, and other technical questions as they arise. Arbor will use commercially reasonable efforts to respond promptly (within 1 business day) to information queries.


                        (b) Designated Contacts. Comshare will designate primary and secondary US and UK contacts for coordinating information questions with Arbor. Arbor will designate primary and secondary contacts for communicating with Comshare. Primary and secondary contacts will redirect communications to other personnel as needed. Communication may be either via phone or E-mail as appropriate.


ONGOING SUPPORT

               After Year 1, Arbor will provide the above described training, consulting and technical support as Comshare shall reasonably request, at the prices described in Exhibit D.

                                   EXHIBIT C


                              MAINTENANCE SERVICES



  Maintenance Services to be provided by Arbor shall consist of the following:



               1.    Updates

               Comshare should receive master media of all product components created for all Arbor Alpha, Beta and commercial releases. Alpha software includes versions of software that would be of benefit when accessed by other product developers but not deemed ready for customer access. Beta software includes versions of software considered ready for customer pre-commercial testing, but not deemed ready for commercial release.


               Arbor should provide the updates and final drafts of documentation within three (3) working days of their internal completion and availability at Arbor, and the documentation copy should be sent to Comshare at the same time it is sent to the printer. Software should be on diskette or any other media reasonably requested by Comshare. Documentation masters will be delivered in electronic form to Comshare within three (3) working days of becoming completed and available internally within Arbor, and three (3) copies in hard copy form within three (3) working days of when Arbor inventory exists. Training Material copy will be sent to Comshare at the same time it is sent to the printer, and masters will be delivered in written, electronic or other form appropriate to the materials as mutually agreed upon, within three (3) working days of their internal availability at Arbor.



               2.    Enhancements.

               In planning each major release, Arbor will consult with Comshare and will provide Comshare with a list of proposed contents. If Arbor does not wish to develop an enhancement that is requested by Comshare and required for Comshare customers, Comshare may require Arbor to use its best efforts to develop the enhancement at a reasonable charge to Comshare, subject to Arbor's resource availability.

               3.    Bug Fixes.

               Arbor shall provide bug fixes in accordance with Comshare's internal standards for responsiveness. Comshare will classify the bugs it reports and Arbor will respond according to the following severities (provided, however, that it shall not be a breach of this Agreement if Arbor's performance is within Comshare's own general actual performance for response to the applicable bug classification):



                     (1) A severity 1 bug is a debilitating bug that stops a customers's application from running. It should be treated as a "drop everything until it's resolved" situation. Resolutions may include get-arounds (provided they are acceptable to the customer), patch disks, or a formal release if necessary. A severity 1 bug must be resolved within 5 working days of notice. The bug fix shall be included in the next available interim release, and no later than 60 days.



                     (2) Severity 2 bugs are bugs which need to be fixed, but don't have the degree of urgency associated with a severity 1. These bugs are usually easy to get around or obscure cases discovered internally or by only one or two customers. The bug fix shall be included in the next available major release, and no later than 180 days.



                     (3)   A severity 3 bug is the least serious
classification. These bugs are largely annoyances more than problems that get in the way of getting the job done. These are most often cosmetic issues. Severity 3 bugs should be fixed when the affected area of code is next modified, or within one year of notice, whichever is sooner. The fix is then included in the next available major release.



               4.    STAR Accounts.

               Under Comshare's customer service policies, certain customers that experience particularly serious problems are assigned STAR account status. Comshare's STAR account manager is empowered to assign necessary Comshare resources, including on-site visits, to investigate and resolve the customer's problems on an urgent basis. Arbor will provide any necessary cooperation, including participating in on-site visits, as requested by Comshare.



               5.    Hot Line.

               Comshare support personnel shall have priority access to Arbor's telephone hot line as necessary to resolve Comshare's customer questions. Comshare customers shall not have direct access to Arbor's hot line.

               6.    Prior Releases.

              Arbor shall continue to support prior commercial releases of all products for at least six months after the new commercial release is issued.



               7.    Upward Compatibility.

              All Arbor releases must be upward compatible with the previous release of that product. This applies both to running client applications and to Comshare's ability to build its applications using the Arbor APIs. Comshare must approve any incompatibility and any proposed method for handling such incompatibility.



               8. Intent. Arbor agrees that overall customer satisfaction is important to both companies and that it will treat Comshare on a priority basis. However, in the event that Arbor cannot fulfill its obligations hereunder due to resource constraints, the parties will work together to find a mutually acceptable solution.

                                   EXHIBIT D

                                    PRICING


              Comshare shall pay Arbor for sublicenses of Software and for Arbor services as follows:


I.             SOFTWARE SUBLICENSE PRICES.

               A. For Software sublicensed as a component module of a Comshare packaged application solution and contractually limited to use with a Comshare application, Comshare shall pay Arbor: * of Arbor's Commonly Used Retail Price.


         1. For the first thirty (30) months of the Term of this Agreement, however, the price paid by Comshare for the Software on the *
               shall not exceed the sum of   * plus  *  per port (calculated
               in     *     increments) for each port over *    for each
               server on which the Software runs.


         2. The sublicense price in this Section I.A is further subject to the volume discounts described in Section I.C.



         3. For purposes of the pricing in this Section I.A, the Software provided to the customer will not include those portions that would enable the customer to use the Software to develop its own (non-Comshare) applications; provided, however, that Comshare may provide the customer with any portion of the Software that the customer needs in order to execute the application provided by Comshare. As part of any delivered Comshare application, Comshare may include the Essbase Application Manager ("EAM"), provided that the EAM is programmatically, or if programmatic restriction is not feasible then contractually, limited to the specific Comshare application with which it is delivered. Delivering Essbase without the above restrictions, with or without other Comshare products, would constitute delivery of a full use Essbase license.



               B . For Software sublicensed for full use (i.e., that is not limited as described in Section I.A), Comshare shall pay Arbor the following percentages of Arbor's Commonly Used Retail Price, based on the total amounts payable by Comshare under this Section I.B for each Year:



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                    Price in                       Price
Annual Amounts Payable            Years 1 and 2                 After Year 2
----------------------            -------------                 ------------
                                       *
                                       *
                                       *
                                       *
         above



         1. The payment volumes in the table do not cumulate from Year to Year. During the course of a Year, as amounts so far payable exceed the threshold for the next price category, Comshare shall adjust the payments due, retroactively for the previous portion of the Year and continuing during that Year until the next threshold is reached. At the end of each Year, the annual payment volume will be finally calculated for that Year, and the corresponding price percentage will be (i) retroactively applied to that Year, and (ii) used as the preliminary price applicable to the next Year. Any remaining overpayment by Comshare in one Year will be credited against payments due in the succeeding Year. Any underpayment in a Year would be paid to Arbor sixty (60) days after the end of that Year.



         2. The percentages in the above table shall be reduced by * percentage points for full-use sublicenses of the Software granted to current licensees of Comshare's System W mainframe software that are replacing System W. For such sublicenses, Comshare shall pay only one sublicense fee per server (any fees based on the number of ports, shall be calculated as otherwise provided herein), regardless of the number of Comshare applications that are being downsized.



         3. The percentages in the above table shall be reduced by * percentage points for full-use sublicenses of Software granted to customers who have also licensed Comshare software with a value equal to at least * of the combined price paid by the customer for both the Software and the Comshare software.
                 This reduction is not, however, applicable to any sublicense which has received the * percentage point reduction under
                 Section I.B.2.



         4. The sublicense prices in the above table are further subject to the volume discounts described in Section I.C.



         5. In the case of a customer that has previously purchased a limited use sublicense in accordance with


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                 Section I.A, for each server the price of an upgrade to a full use sublicense shall be the difference between the price as calculated in this Section I.B and the amount Comshare has previously paid to Arbor for that customer's limited use sublicense on that server. Comshare will require the customer to return the limited use sublicense diskette(s) of the Software in order to receive the substituted full use diskette(s) and sublicense. In the event that Comshare has previously paid Arbor higher fees for the limited use sublicenses on a server than would be due for the substituted full use sublicense, Comshare shall not be entitled to a refund.



         6. Arbor will provide Comshare with all copies of the Software, including Arbor's standard number of copies of documentation, for full-use sublicenses in Arbor's standard packaging, at no extra charge. Comshare will give Arbor reasonable advance forecasts of its inventory requirements for documentation, and Arbor will use commercially reasonable efforts to provide Comshare with the required inventory level. Arbor will deliver to Comshare (at locations designated by Comshare) three camera ready as well as master copies of documentation as it changes from time to time, and if Comshare produces the documentation itself, then Comshare may subtract its reasonable costs of producing the documentation from amounts otherwise owed to Arbor; provided, however, that such costs shall not exceed Arbor's own costs by more than *



                 C. The sublicense prices described in Section I.A and in the table in Section I.B shall be further reduced in each contract Year as follows in the event the amounts payable by Comshare to Arbor under all sections of this Agreement reach the following levels in that Year:



                   SECTION I.A                      SECTION I.B
                      RATES                            RATES
                      -----                            -----

   For           Reduction                          Reduction          Rate
Amounts in       Percentage           Rate          Percentage       (example
Excess of:       ----------           ----          ----------         only)
----------                                                           --------
                                       *
                                       *
                                       *
                                       *


         Each reduction percentage in the table applies only to sublicenses granted after the corresponding amount in the table has been achieved.



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

II.      MAINTENANCE PRICES.

         For the maintenance services described on Exhibit C, Comshare shall pay, for each of the sublicensees that purchase annual maintenance of the Software, the customer maintenance percentage rate actually realized by Arbor (the "Realized Maintenance Rate") times the license fee actually paid to Arbor for the sublicensed Software under maintenance.



III.     SUPPORT AND TRAINING PRICES.

         For the support and training services described on Exhibit B, Comshare
shall pay $   *     in Year 1, as provided in Section 4(b), plus reasonable
travel, room and board, and thereafter shall pay * of Arbor's standard hourly rate for that service, plus reasonable travel, room and board. Travel, room and board expenses shall conform to Comshare's standard policies and must be approved in advance by Comshare (i) during Year 1, if they exceed more than * in any one month and (ii) after Year 2, at the time Comshare requests Arbor to provide the services.


IV.      DEFINITIONS AND ADDITIONAL TERMS.

         A. "Commonly Used Retail Price" ("CUR") is defined as the average price which Arbor realizes for the corresponding units of Software being sublicensed by Comshare.



         1. The CUR will be calculated and reported by Arbor on a calendar quarterly basis, for each Software product, by country. The CUR for each software product (including, as applicable, any component that Arbor separately prices) will be calculated for each server and port configuration, by number of copies licensed per order and in accordance with the manner in which Arbor actually prices and sells Software to its customers.


         2. Arbor's quarterly report will list the number of sales on which each CUR is calculated. If there have not been at least
                 * sales of an item in the United States, then Arbor shall provide a reasonable estimate of what CUR would have been if at least * sales had occurred. If with respect to a country other than the United States, there have not been at least * sales in that country in the previous six months, then the U.S. CUR shall be used. If Comshare disputes the


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                 estimate, Comshare and Arbor shall negotiate in good faith to arrive at a mutually agreeable CUR. Comshare shall have reasonable access to Arbor's books and records to verify any CUR.


         3. Comshare has established and observes a consistent, corporate-wide policy for allocation and recognition of licensing revenues in transactions involving sublicenses of third-party software, "free" maintenance, consulting services, sales of other software packages and other items affecting overall revenues from the transaction. Comshare's policy shall be used by Arbor in calculating CUR.


              B. The Realized Maintenance Rate shall be calculated and reported in the same manner provided for the Commonly Used Retail Price.



              C. Comshare may examine Arbor's books and records related to the calculation of CUR or Realized Maintenance Rate at Comshare's expense, by Comshare's internal auditor or its certified public accounting firm; provided, however, that if any such audit uncovers an overpayment amount in excess of * then Arbor shall be liable for the full costs of such audit.


              D. With respect to sublicense and maintenance fees in countries other than the United States, Comshare will pay Arbor in U.S. dollars or local currency, at Comshare's election and if permitted by applicable law, at the exchange rates used by Comshare for its own internal transaction purposes in effect at the time of payment to Arbor, less any exchange fees actually incurred. Any tax, duty or withholding on such funds (other than a tax on Comshare's income) shall be the responsibility of Arbor, and all payments will be net thereof.



              E. In the event that Arbor enters into an agreement with any third party that contains, calculated separately with respect to limited use and full use sublicenses, any of the following terms more favorable to the third party than to Comshare: (i) base sublicense fee rates and any volume discount on such rates, adjusted for the value of any prepaid amounts, and (ii) maintenance fees, then Arbor shall immediately notify Comshare and shall grant Comshare, effective with the date on which those terms become effective for the third party, all of such more favorable rates that are lower than the applicable Comshare rate by at least two percentage points. Arbor represents that it has not entered into any such more favorable agreements as of the date of this Agreement. Any dispute concerning the application of this subsection shall be settled by the arbitration provisions of Section 15.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                   EXHIBIT E

                    EXAMPLES OF MINIMUM PAYMENT CALCULATIONS


1. Assume the following Eligible Minimum Fees due to Arbor from actual sales in each quarter:



              01             02            *             03            04





             Then payments actually made to Arbor in each quarter would be:




              01             02            *             03            04



2. Assume the following Eligible Minimum Fees due to Arbor from actual sales in each quarter:




              01             02            *             03           04





             Then payments actually made to Arbor in each quarter would be:



              01             02            *             03           04





3. Assume the following Eligible Minimum Fees due to Arbor from actual sales in each quarter:



              01             02            *             03           04



             Then payments actually made to Arbor in each quarter would be:



              01             02            *             03           04



             And: *         is carried forward as a credit against future
             amounts owed.



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                  EXHIBIT F
                                  ---------

                            EXCLUSIVITY COMPANIES
                            ---------------------

*
*
*
*
*








*Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                  EXHIBIT G

                            PREFERRED REGISTRATION

                         TECHNOLOGY ESCROW AGREEMENT

                 Account Number ____________________________


                                   Recitals

This Preferred Registration Technology Escrow Agreement including any Exhibits ("Agreement") is effective this _____ day of _________ 199__, by and among Data Securities International, Inc. ("DSI"), a Delaware corporation, Arbor Software ("Depositor"), and Comshare, Inc. ("Preferred Registrant").

WHEREAS, Depositor has entered or will enter into a contract with the Preferred Registrant regarding certain proprietary technology and other materials of Depositor;

WHEREAS, Depositor and Preferred Registrant desire the Agreement to be supplementary to said contract pursuant to 11 United States Code Section 365(n);

WHEREAS, availability of or access to certain proprietary data related to certain proprietary technology and other material is critical to Preferred Registrant in the conduct of its business;

WHEREAS, Depositor has deposited or will deposit with DSI proprietary data to provide for retention, administration and controlled access for Preferred Registrant under the conditions specified herein;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the promises, mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Deposit Account. Following the delivery of the executed Agreement, DSI shall open a deposit account ("Deposit Account") for Depositor. The opening of the Deposit Account means that DSI shall establish an account ledger in the name of Depositor, assign a deposit account number ("Deposit Account Number"), calendar renewal notices to be sent to Depositor as provided in Section 29, and request the initial deposit ("Initial Deposit") from Depositor. Depositor has an obligation to make the Initial Deposit. Unless and until Depositor makes the Initial Deposit with DSI, DSI shall request the Initial Deposit from Depositor.


DSI, Inc. 1992

2. Preferred Registration Account. Following the execution and delivery of the Agreement, DSI shall open a registration account ("Registration Account") for Preferred Registrant. The opening of the Registration Account means that DSI shall establish under the Deposit Account an account ledger with a unique registration number ("Registration Number") in the name of Preferred Registrant, calendar renewal notices to be sent to Preferred Registrant as provided in Section 29, and request the Initial Deposit from Depositor. DSI shall notify Preferred Registrant upon receipt of Initial Deposit.

3. Term of Agreement. The Agreement will have an initial term of one (1) year, commencing on the effective date, and shall continue in full force unless terminated earlier as provided in the Agreement. The Agreement may be extended for additional one (1) year terms.

4. Exhibit A, Notices and Communications. Notices and invoices to Depositor, Preferred Registrant or DSI should be sent to the parties at the addresses identified in the Exhibit A.

Documents, payment of fees, deposits of material, and any written communication should be sent to the DSI offices as identified in the Exhibit A.

Depositor and Preferred Registrant agree to each name their respective designated contact ("Designated Contact") to receive notices from DSI and to act on their behalf in the performance of their obligations as set forth in the agreement. Depositor and Preferred Registrant agree to notify DSI immediately in the event of a change of their Designated Contact in the manner stipulated in Exhibit A.

5. Exhibit B and Deposit Material. Depositor will submit proprietary data and related material ("Deposit Material") to DSI for retention and administration in the Deposit Account.

The Deposit Material will be submitted together with a completed document called a "Description of Deposit Material", hereinafter referred to as Exhibit B. Each Exhibit B should be signed by Depositor prior to submission to DSI and will be signed by DSI upon completion of the Deposit Material inspection.

Depositor represents and warrants that it lawfully possesses all Deposit Material, can transfer Deposit Material to DSI and has the authority to store Deposit Material in accordance with the terms of the Agreement.

6. Deposit Material Inspection. Upon receipt of an Exhibit B and Deposit Material, DSI will be responsible only for reasonably matching the labeling of the materials to the item descriptions listed on the Exhibit B and validating the count of the materials to the quantity listed on the Exhibit B. DSI will not be responsible for any other claims made by the Depositor on the Exhibit B. Acceptance will occur when DSI concludes that the Deposit Material Inspection is complete. Upon acceptance DSI will sign the Exhibit B and assign the next Exhibit B number. DSI shall issue a copy of the Exhibit B to Depositor and Preferred Registrant within ten (10) days of acceptance.

7. Initial Deposit. The Initial Deposit will consist of all material initially supplied by Depositor to DSI.

8. Deposit Changes. Depositor may desire or may be obligated to update the Deposit Account with supplemental or replacement Deposit Material of Technology releases.

Supplemental Deposit ("Supplemental") is Deposit Material which is to be added to the deposit account.

Replacement Deposit ("Replacement") is Deposit Material which will replace existing Deposit material as identified by any one or more Exhibit B(s) in the Deposit Account. Replaced Deposit Material will be destroyed or returned to Depositor.

9. Deposit. The existing deposit ("Deposit") means all Exhibit B(s) and their associated Deposit Material currently in DSI's possession. Destroyed or returned Deposit Material is not part of the Deposit; however, DSI shall keep records of the destruction or return of Deposit Material.

10. Replacement Option. Within ten (10) days of receipt of Replacement from Depositor, DSI will send a letter to Preferred Registrant stating that Depositor requests to replace existing Deposit Material, and DSI will include a copy of the new Exhibit B(s) listing the new Deposit Material.

Preferred Registrant has twenty (20) days from the mailing of such letter by DSI to instruct DSI to retain the existing Deposit Material held by DSI, and if so instructed, DSI will change the Replacement to a Supplemental. Conversion to Supplemental may cause an additional storage unit fee as specified by DSI's Fee and Services Schedule.

If Preferred Registrant does not instruct DSI to retain the existing Deposit Material, DSI shall permit such Deposit Material to be replaced with the Replacement. Within ten (10) days of acceptance of the Replacement by DSI, DSI shall issue a copy of the executed Exhibit B(s) to Depositor and Preferred Registrant. DSI will either destroy or return to Depositor all Deposit Material replaced by the Replacement.

11. Storage Unit. DSI will store the Deposit in defined units of space, called storage units. The cost of the first storage unit will be included in the annual Deposit Account fee.

12. Deposit Obligations of Confidentiality. DSI agrees to establish a locked receptacle in which it shall place the Deposit and shall put the receptacle under the administration of one or more of its officers, selected by DSI, whose identity shall be available to Depositor at all times. DSI shall exercise a professional level of care in carrying out the terms of the Agreement.

DSI acknowledges Depositor's assertion that the Deposit shall contain proprietary data and that DSI has an obligation to preserve and protect the confidentiality of the Deposit.

Except as provided for in the Agreement, DSI agrees that it shall not divulge, disclose, make available to third parties, or make any use whatsoever of the Deposit.

13. Audit Rights. DSI agrees to keep records of the activities undertaken and materials prepared pursuant to the Agreement. DSI will issue to Depositor and Preferred Registrant an annual report profiling the Deposit Account. Such annual report will identify the Depositor, Preferred Registrant, the current Designated Contacts, selected special services, and the Exhibit B history, which includes Deposit Material acceptance and destruction or return dates.

Upon reasonable notice, during normal business hours and during the term of the Agreement, Depositor or Preferred Registrant will be entitled to inspect the records of DSI pertaining to the Agreement, and accompanied by an employee of DSI, inspect the physical status and condition of the Deposit. The Deposit may not be changed during the audit.

14. Renewal Period of Agreement. Upon payment of the initial fee or renewal fee, the Agreement will be in full force and will have an initial period of at least one (1) year unless otherwise specified. The Agreement may be renewed for additional periods upon receipt by DSI of the specified renewal fees prior to the last day of the period ("Expiration Date"). DSI may extend the period of the Agreement to cover the processing of any outstanding instruction made during any period of the Agreement.

Preferred Registrant has the right to pay renewal fees and other related fees. In the event Preferred Registrant pays the renewal fees and Depositor is of the opinion that any necessary condition for renewal is not met, Depositor may so notify DSI and Preferred Registrant in writing. The resulting dispute will be resolved pursuant to the dispute resolution process defined in Section 25.

15. Expiration. If the Agreement is not renewed or is otherwise terminated, all duties and obligations of DSI to Depositor and Preferred Registrant will terminate. If Depositor requests the return of the Deposit, DSI shall return the Deposit to Depositor only after any outstanding invoices and the Deposit return fee are paid. If the fees are not received by the Expiration Date of the Agreement, DSI, at its option, may destroy the Deposit.

16. Certification by Depositor. Depositor represents to Preferred Registrant that:

     a. The Deposit delivered to DSI consists of the following: source code deposited on computer magnetic media, all necessary and available information, proprietary information, and technical documentation which will enable a reasonably skilled programmer of Preferred Registrant to create, maintain and/or enhance the proprietary technology without the aid of Depositor or any other person or reference to any other materials; maintenance tools (test programs and program specifications); proprietary or third party system utilities (compiler and assembler descriptions); description of the system/program generation; descriptions and locations of programs not owned by Depositor but required for use and/or support; and names of key developers for the technology on Depositor's staff.

     b.  The Deposit will be defined in the Exhibit B(s).

These representations shall be deemed to be made continuously throughout the term of the Agreement.

17. Indemnification. Depositor and Preferred Registrant agree to defend and indemnify DSI and hold DSI harmless from and against any and all claims, actions and suits, whether in contract or in tort, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and other expenses of any nature (including, without limitation, settlement costs) incurred by DSI as a result of performance of the Agreement except in the event of a judgment which specifies that DSI acted with gross negligence or willful misconduct.

18.  Filing For Release of Deposit by Preferred Registrant.  Upon notice to
DSI by Preferred Registrant of the occurrence of a release condition as defined in Section 21 and payment of the release request fee, DSI shall notify Depositor by certified mail or commercial express mail service with a copy of the notice from Preferred Registrant. If Depositor provides contrary instruction within ten (10) days of the mailing of the notice to Depositor, DSI shall not deliver a copy of the Deposit to Preferred Registrant.

19. Contrary Instruction. "Contrary Instruction" is the filing of an instruction with DSI by Depositor stating that a Contrary Instruction is in effect. Such Contrary Instruction means an officer of Depositor warrants that a release condition has not occurred or has been cured. DSI shall send a copy of the instruction by certified mail or commercial express mail service to Preferred Registrant. DSI shall notify both Depositor and Preferred Registrant that there is a dispute to be resolved pursuant to Section 25. Upon receipt of Contrary Instruction, DSI shall continue to store the Deposit pending Depositor and Preferred Registrant joint instruction, resolution pursuant to Section 25, order by a court of competent jurisdiction, or termination by non-renewal of the Agreement.

20. Release of Deposit to Preferred Registrant. Pursuant to Section 18, if DSI does not receive Contrary Instruction from Depositor, DSI is authorized to release the Deposit, or if more than one Preferred Registrant is registered to the Deposit, a copy of the Deposit, to the Preferred Registrant filing for release following receipt of any fees due to DSI including Deposit copying and delivery fees.

21.  Release Conditions of Deposit to Preferred Registrant.

Release condition is:

     The ocurrence of a Release Condition described in Section 9 of the License Agreement between Preferred Registrant and Depositor.

22. Grant of Use License. Subject to the terms and conditions of the Agreement, Depositor hereby transfers and upon execution by DSI, DSI hereby accepts a non-exclusive, irrevocable, perpetual, and royalty-free Use License which DSI will transfer to Preferred Registrant upon controlled release of the Deposit as described in the Agreement. The Use License will be for the sole purpose of continuing the benefits afforded to Preferred Registrant through any existing license, maintenance, or other agreement with Depositor.

23. Use License Representation. Depositor represents and warrants to Preferred Registrant and DSI that it has no knowledge of any incumbrance or infringement of the Deposit, or that any claim has been made that the Deposit infringes any patent, trade secret, copyright or other proprietary right of any third party. Depositor warrants that it has the full right, power, and ability to enter into and perform the Agreement, to grant the foregoing Use License, and to permit the Deposit to be placed with DSI.

24. Conditions Following Release. Following a release and subject to payment to DSI of all outstanding fees, DSI shall transfer the Use License to Preferred Registrant. Additionally, Preferred Registrant shall be required to maintain the confidentiality of the released Deposit.

25. Disputes. In the event of a dispute, DSI shall so notify Depositor and Preferred Registrant in writing. Such dispute will be settled by arbitration (which arbitration shall be binding for purposes of this Agreement only) as follows: (a) the parties shall each select one independent arbitrator within ten (10) days, (b) such arbitrators shall select in good faith a third arbitrator within five (5) days, (c) each party will have one (1) day to present its case (presentation shall be at least five (5) and no more than fifteen (15) days after selection of the third arbitrator), (d) the arbitrators shall have ten (10) days after completion of such presentation to render their decision (the decision of a majority of the arbitrators), (e) if one party fails to timely appoint an arbitrator, the arbitration shall be conducted solely by the other party's arbitrator, and (f) such arbitration shall be conducted under the commerical rules of the American Arbitration Association in Detroit, Michigan.

26. General. DSI may act in reliance upon any instruction, instrument, or signature believed to be genuine and may assume that any employee giving any written notice, request, advice or instruction in connection with or relating to the Agreement has apparent authority and has been duly authorized to do so. DSI may provide copies of the Agreement or account history information to any employee of Depositor or Preferred Registrant upon their request. For purposes of termination or replacement, Deposit Material shall be returned only to Depositor's Designated Contact, unless otherwise instructed by Depositor's Designated Contact.

DSI is not responsible for failure to fulfill its obligations under the Agreement due to causes beyond DSI's control.

The Agreement is to be governed by and construed in accordance with the laws of the State of California.

The Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties. The Agreement may be amended only in a writing signed by the parties.

If any provision of the Agreement is held by any court to be invalid or unenforceable, that provision will be severed from the Agreement and any remaining provisions will continue in full force.

27. Title to Media. Subject to the terms of the Agreement, title to the media, upon which the proprietary data is written or stored, is and shall be irrevocably vested in DSI. Notwithstanding the foregoing, Depositor will retain ownership of the proprietary data contained on the media including all copyright, trade secret, patent or other intellectual property ownership rights subsisting in such proprietary data.

28. Termination of Rights. The Use License as described above will terminate in the event that the Agreement is terminated without the Use License transferring to Preferred Registrant.

29. Fees. Fees are due upon receipt of signed contract, receipt of Deposit Material, or when service is requested, whichever is earliest. If invoiced fees are not paid within sixty (60) days of the date of the invoice, DSI shall notify Preferred Registrant of Depositor's failure to pay. DSI shall give Preferred Registrant thirty (30) days to cure such default before terminating the agreement.

Renewal fees will be due in full upon the receipt of invoice unless otherwise specified by the invoice. In the event that renewal fees are not received thirty (30) days prior to the Expiration Date, DSI shall so notify Depositor and Preferred Registrant. If the renewal fees are not paid within thirty (30) days of such notice, DSI shall have the right to terminate the Agreement without further notice and without liability of DSI to Depositor or Preferred Registrant.

DSI shall not be required to process any request for service unless the payment for such request shall be made or provided for in a manner satisfactory to DSI.

All service fees will be those specified in DSI's Fee and Services Schedule in effect at the time of renewal or request for service, except as otherwise agreed. For any increase in DSI's standard fees, DSI shall notify Depositor and Preferred Registrant at least ninety (90) days prior to the renewal of the Agreement. For any service not listed on the Fee and Services Schedule, DSI shall provide a quote prior to rendering such service.


Arbor Software
-------------------     --------------------
Depositor               Preferred Registrant    Data Securities
                                                International, Inc.
By: _______________     By: ________________    By: _________________

Name: _____________     Name: ______________    Name: _______________


Title: ____________     Title: _____________    Title: ______________

Date: _____________     Date: ______________    Date: _______________

                                                                     EXHIBIT A
                              DESIGNATED CONTACT

                         Account Number 0118033-00001


Notices, Deposit Material returns
and communication, including                  Invoices to Depositor
delinquencies to Depositor                    should be addressed to:
should be addressed to:

Company Name: Arbor Software                  _________________________________
Address:      3211 Scott Blvd.                _________________________________
              Santa Clara, CA 95054           _________________________________
Designated                                    Invoice
Contact:      Andrew Stern                    Contact: ________________________
Telephone:    408-727-7166                    _________________________________
Facsimile:    408-727-7140                    _________________________________

State of Incorporation: Delaware

Notices and communication,
including delinquencies to                    Invoices to Preferred
Preferred Registrant should be                Registrant should be
addressed to:                                 addressed to:

Company Name:  _________________________       ________________________________
Address:       _________________________       ________________________________
               _________________________       ________________________________
               _________________________       ________________________________
Designated                                     Invoice
Contract:      _________________________       Contact: _______________________
Telephone:     _________________________       ________________________________
Facsimile:     _________________________       ________________________________

Requests from Depositor or Preferred Registrant to change the Designated Contact should be given in writing by the Designated Contact or an authorized employee of Depositor or Preferred Registrant.

Contracts, Deposit Material                          Invoice inquiries and
and notices to DSI should                            fee remittances to DSI
be addressed to:                                     should be addressed to:

DSI                                            DSI
Attn:  Contract Administration                 Attn: Accounts Receivable
6165 Greenwich Drive                           49 Stevenson Street
Suite 220                                      Suite 550
San Diego, CA 92122                            San Francisco, CA 94105

Telephone:  (619) 457-5199                     Telephone:  (415) 541-9013
Facsimile:  (619) 457-4252                     Facsimile:  (415) 541-9424

Date:  ____________________________
DSI, Inc.    1992

                                  EXHIBIT H


                          ARBOR SOFTWARE CORPORATION


                       MUTUAL NON-DISCLOSURE AGREEMENT


This Agreement dated November 15, 1995 is made by and between Arbor Software Corporation ("Arbor") and Comshare, Incorporated ("Company") and replaces the Mutual Confidentiality and Exploratory Agreement dated May 13, 1993 between Arbor and Company and the Mutual Non-Disclosures Agreement dated May 13, 1993 between Arbor and Company (collectively, the "Prior Agreements").

In consideration of the mutual promises and covenants contained in this Agreement, each party's intention to enter into discussions regarding a potential business relationship and each party's disclosure of Confidential Information (as defined below) to the other party, the parties hereby agree as follows:

1.  Confidential Information and Materials

    (a) "Confidential Information" means the software published by either party ("Software") and any tangible or intangible information or material which is proprietary to either party or designated as Confidential Information. Such information shall be deemed Confidential Information whether or not owned or developed by either party and which the other party may obtain knowledge of through or as a result of the relationship established hereunder, access to each other's premises, or communications with the other party's employees or independent contractors.

    (b) Confidential Information includes, but is not limited to, information relating to the parties' software products and their features and modes of operation, trade secrets, know-how, inventions (whether or not patentable), programs, alogorithams, schematics, testing procedures, software design and architecture, computer code, internal documentation, design and function specifications, problem reports, analysis and performance information, software documents and other technical, business, product, marketing and financial information and plans. Confidential Information shall also include all tangible materials including without limitation written or printed materials and documents and computer disks or tapes, whether machine or user-readable.

    (c) Confidential Information shall also include the fact that discussions are taking place between Arbor and Company regarding a potential relationship and the content of the discussions.

    (d) Confidential Information does not include information, technical data or know-how which (i) became known to the receiving party prior to disclosure of such information by the disclosing party; (ii) is or subsequently becomes publicly available without either party's breach of any obligation owed to the other party; (iii) is subsequently disclosed to the receiving party from a third-party source without an obligation of confidentiality to the disclosing party; (iv) is independently developed by the receiving party without reliance upon the disclosing party's Confidential Information. Notwithstanding the above, the parties agree that for purposes of this Agreement the Software shall not be deemed "publicly available" despite the fact that the Software is licensed to third-parties.

2.  Restrictions

    (a) Each party understands and acknowledges that Confidential Information has been developed or obtained by the other party by investment of significant time, effort and/or expense, and that such Confidential Information provides such party with a significant competitive advantage in its business.

    (b) All Confidential Information shall be used by the recipient solely for the purpose of exploring a business relationship with the disclosing party and for no other purposes. The furnishing of Confidential Information does not constitute the grant or waiver by either party of any of their respective proprietary interests, including without limitation, patents, trade secrets, copyrights or trademarks.

    (c) For a period of five (5) years following the date of its disclosure, each party shall take reasonable security procautions, at least as great as the precautions it takes to protect its own confidential information, to prevent the disclosure of any Confidential Information to any third party. Dissemination of Confidential Information shall be limited to only (i) those employees or consultants of the receiving party as are necessary to perform the limited purpose for which the Confidential Information was supplied, provided, however, that such employees or consultants have executed appropriate written agreements sufficient to enable the parties to comply with all the provisions of this Agreement, or (ii) in the event disclosure is reasonably required by applicable law or legal process and provided the receiving party given reasonable advance notice to the other party so that the requirement of such disclosure may be contested.

        (d) Each party agrees to not make copies of any software disclosed to each other except as is required solely for replacement of the original in the event the original becomes unuseable. Neither party may make copies of any written materials or documents without the prior written consent of the other party.

        (e) Each party may use any software disclosed by the other party in machine-readable form only and will not reverse engineer, decompile or disassemble any software so disclosed. Each party agrees to not modify nor create a derivative of any part of any software disclosed, nor remove any product identification, copyright or other notice.

        (f) Each party agrees to return all materials, software or documents which have been furnished as part of this Agreement, together with any copies thereof, promptly upon the request of the other party, or, if not requested earlier, promptly after the limited function for which they were furnished has been accomplished or abandoned.

3.  Software License
        (a) Arbor hereby grants to Company a non-exclusive, non-transferable limited license to use the Software internally for evaluation purposes only. Company may not sublicense, assign, or otherwise transfer any of its rights in such license. The license granted hereunder will expire ninety (90) days from the date of this Agreement unless otherwise terminated earlier or extended by Arbor, in its sole discretion, upon which Company must erase or otherwise destroy the Software, all copies, and all materials unless directed to return all of the above to Arbor at Arbor's sole discretion.

        (b) Company agrees to not make copies of the Software except as is required solely for replacement of the original in the event the original becomes unuseable. Company agrees to use the Software in machine-readable form only and not to reverse engineer, decompile or disassemble the Software. Company agrees that it will not modify nor create a derivative of any part of the Software nor remove any product identification, copyright or other notices. In the event a maintenance release or an update of the Software is provided to Company. Company agrees to destroy and not use, nor permit the use of, any previous release or version of the Software in its possession.

4. Similar Products
        Nothing in this Agreement shall prohibit either party from independently developing, acquiring, marketing or selling products which are similar to or competitive with the products of the other party provided that (i) the proprietary rights of the other party are not infringed upon, and (ii) neither party uses nor copies any of the Confidential Information of the other party, including, without limitation, the Software, for any such independent development, marketing or selling.

5.  Exploratory Discussion Not Binding
        The parties agree that this Agreement, continuing discussions, future exchange of Confidential Information and nonconfidential information, past and future correspondence (including without limitation, correspondence indicating interest or intent) and other communications between the parties shall not commit either party to continue discussions or negotiate, or be legally binding as an informal agreement or agreement to agree to a potential business relationship. The only way the parties shall be bound to a business relationship, if at all, shall be by a mutually satisfatory definitive written agreement signed by the parties. Any research and development prototyping, or other action or expense which either party takes or incurs in anticipation that a business relationship will be consummated shall be entirely at the acting party's risk and expense and shall not impose any liability on the other party.

6. Miscellaneous
        (a) All Confidential Information is and shall remain the property of the disclosing party. Nothing in this Agreement, nor any disclosures of Confidential Information, shall grant any express or implied right to the receiving party to or under disclosing party patents, copyrights, trademarks or trade secret information.

        (b) This Agreement is made in the State of California and shall be governed and interpreted in accordance with California law.

        (c) Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

        (d) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior discussions between them as to Confidential Information and merges all prior discussions or agreements as to Confidential Information. This Agreement may not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on a different occasion. This Agreement supersedes the Prior Agreements, and such Prior Agreements are hereby terminated.

        (e) If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the maximum extent necessary so that the remaining provisions remain in full force and effect.

        (f) This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and assigns, provided, however, that neither party may assign Confidential Information without the prior written consent of the other party.

        (g) Each party agrees that its obligations hereunder are necessary and reasonable to protect the business of the other party, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of any covenant set forth herein. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available in law, in equity or otherwise, the other party shall be entitled to obtain injunctive or equitable relief as may be deemed proper by a court of compentent jurisdiction.

        (h) All confidentiality obligations created by this Agreement shall survive change or termination of the parties' business relationship.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this agreement.

Arbor                                   Company

Arbor Software Corporation              Comshare, Inc.
3211 Scott Boulevard                    3001 South State Street
Santa Clara, CA 95054                   Ann Arbor, MI 48108


Signature:  /s/ Andrew Stern            Signature: /s/ T. Wallace Wrathall
           -----------------------                 --------------------------

Name:  /s/ Andrew Stern                 Name: /s/ T. Wallace Wrathall
      ----------------------------            -------------------------------

Title:  Vice President                  Title:  Senior Vice President
       ---------------------------             -----------------------------

                                SCHEDULE 1(b)

                               [COMSHARE LOGO]
                            COMSHARE, INCORPORATED
                           3001 South State Street
                          Ann Arbor, Michigan 48108

                          SOFTWARE LICENSE AGREEMENT


Date ___________________

Customer _____________________________________________________________________

Address ______________________________________________________________________

City _________________________________________  State __________  Zip ________

Thank you for choosing Comshare. The terms appearing below and on the enclosed ordering and pricing schedules (Schedules A and B), which are incorporated by this reference, form Our contract for licensing software and documentation. Please read carefully, fill out Schedule A, and sign this Agreement in duplicate. Both copies (including the Schedules) should be returned to Comshare for processing. All Agreements are subject to Comshare Headquarters written acceptance.

1.  LICENSE TERM:

The license term starts on the above date and continues for the period described in Schedule A unless terminated earlier in accordance with this Agreement.

2.  LICENSE GRANT:

a. We grant You a license to use Our software in object code form. Our user documentation, and Our materials (collectively "Comshare Products") selected from Schedule A under the terms of this Agreement. This license is nonexclusive and nontransferable by You. You may not make any copies unless You have paid the applicable fees and You are otherwise authorized by the Schedules, except that You may make one complete backup copy of the software for emergency or archival use. You may not use more than the number of copies You have licensed. You agree to keep records of the number and location of copies in Your possession and to permit Us to audit such records and Your use of Comshare Products during normal business hours upon reasonable notice to You. Copies of our copyright notice and other proprietary legends and labels must be included on and in all copies. See the Schedules for information on ordering additional copies.

b. Use of software designated by Us as mainframe or host software is restricted to residence and use on specified equipment. Each copy of software designated by Us as microcomputer software is restricted to residence and use on one microcomputer at a time. However, you may use Comshare Products in local area networks or other multi-processor environments provided You have paid the applicable fee and You are authorized to do so by the Schedules. All software installation and use is restricted to the United States. Host software is restricted to use at a specified location. We will not unreasonably withhold Our consent to movement to another United States location or different equipment, although We will have the right to charge additional maintenance and license fees at Our then current rates for upgrades if You want to use Our software on a larger machine. All software requires, and is limited to use with, the operating environment specified in the Schedules or documentation. Some Comshare products can be utilized only in combination with other Comshare products. These restrictions are in addition to any set forth in the Schedules.

c. Any attempted assignment, sublicense, or other transfer by You of this Agreement or the Comshare Products shall be void. You may use Comshare Products only to process your own data and only for internal operations. You may not use Comshare Products to offer timesharing or other computer based services to third parties. Any of Your majority or wholly owned subsidiaries or Your parent corporation (if any) may enjoy the benefits of this Agreement along with You as a licensee, provided they first agree in writing to be bound by it in the same manner as You and a copy of that writing is forwarded to Us.

d. We may terminate Your license only in the event of a material breach by You not cured within 30 days after the giving of notice by us. However, no notice will be required in the event of a material breach by You of confidentiality or Our proprietary rights. Upon termination for any reason, You agree to return the Comshare Products, destroy all copies (including those in computer memory), and stop all usage.

3. PRICING:

Schedule B fees apply to Your Selection of Comshare Products, maintenance, and other services described in Schedule A. You agree to pay Us the applicable fees and charges as described in Schedule B. In addition, You agree to pay all sales, use, personal property, or other taxes associated with this Agreement or the Comshare Products and services, except taxes on Our net income. Our terms are 30 days net from date of invoice. Past due payments bear interest of 1 1/2% per month from the due date or the highest rate permitted by law if a lesser amount.

4. DELIVERY AND INSTALLATION:

a. Schedule A delivery dates are approximate. Risk of loss will not pass to You until delivery to Your designated address. Replacement copies of software included in Comshare Products may be obtained so long as they are being made commercially available at Our standard media and physical preparation charge if Your copies become lost or damaged while in Your possession.

b. If You choose to have Us do the installation of the host or mainframe software, You will let Us use Your system and equipment necessary for testing and installation. You must provide the necessary specified operating environment.

5. MAINTENANCE AND TRAINING:

You may purchase, at the prices and for the term set forth in Schedule B, Our standard Program Maintenance Services which consists of the following: (i) New standard releases of software specified by Us as part of Program Maintenance Services and (ii) problem solving as described below. New releases shall be considered as part of the Comshare Products. Program Maintenance Services specifically exclude new releases and/or new versions of computer programs which are offered to the general public at an additional charge or which are contracted for by a third party. When a problem occurs which You determine is caused by the use of the Comshare Product, and the diagnosis by Our representative indicates a problem is caused by a defect in an unaltered current release of the Comshare Product. Our representative will (1) supply You with correction information to the extent available; and (2) advise You concerning any planned resolution. We will make a reasonable effort to correct materials defects confirmed by Us. The foregoing sets forth Our entire maintenance obligation. We shall have the right to charge reasonable fees if we spend time investigating or fixing a problem which is not caused by a current standard release of a Comshare Product. Due to difficulties in providing maintenance on a piecemeal or component basis. We reserve the right to refuse to provide maintenance for less than all systems and components under license. See the Schedules for information on Training.

6. IMPLEMENTATION SERVICES:

Unless we enter into a separate written implementation Services Agreement, Implementation Services will be performed under the terms and conditions of this Agreement. Implementation Services are performed on a time and materials basis at the rates in Schedule B. We reserve the right to perform similar implementation Services for others. Any application produced as part of implementation Services for You will become Comshare Products licensed under this Agreement.

7. WARRANTY AND REMEDY:

We warrant that we have the right to grant You this license. We further warrant that the first release of each Comshare Product delivered to You will at time of delivery (or installation if We install) perform substantially in accordance with Our user documentation as same may change from time to time, provided You supply the specified operating environment. This warranty does not apply to Implementation Services and any product thereof; Our warranty is that Implementation Services will be performed by reasonably skilled personnel as described in Schedule B. OUR SOLE OBLIGATION AND YOUR EXCLUSIVE REMEDY FOR ANY WARRANTY FAILURE IS THE CORRECTION OR REPLACEMENT, AT OUR OPTION, OF THE NONCONFORMING SERVICES OR COMPONENTS.

8. WARRANTY DISCLAIMER:

THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE. THEY ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

9. OWNERSHIP AND CONFIDENTIALITY:

a. As between You and Us, all Comshare Products remain Our sole and exclusive property and trade secret. You agree not to attempt to reverse engineer or otherwise recreate source code for Comshare Products. You acquire neither title nor ownership rights in the Comshare Products or the media on which they are given to You. You agree to take reasonable security precautions to prevent disclosure of Comshare Products to third parties and to protect and maintain confidentiality. You agree to notify Us of any unauthorized disclosure immediately. We will have the same confidentiality obligations for any specific confidential information You supply to Us provided You supply it in writing and mark it as confidential. The recipient of confidential material or information will have no confidentiality obligation with regard to information to the extent it is: generally disclosed by the disclosing party without restrictions on confidentiality, rightfully supplied to the recipient by a third party without restrictions on confidentiality, or otherwise becomes generally publicly known without any fault on the part of the recipient. Injunctive relief, in addition to any other right or remedy, shall be an appropriate remedy to enforce the provisions of this paragraph should the need arise.

b. As between You and Us, You acknowledge that We hold the copyright on the Comshare Products and that they have not been published. Placement of copyright notices on the Comshare Products shall not be deemed a publication.

10. RESPONSIBILITY:

a. You will be responsible for establishing reasonable backups, accuracy checks, and security precautions to guard against possible malfunctions, loss of data, or unauthorized access.

b. Subject to Our obligations under Paragraph 12, "Patents and Copyrights", You agree to indemnify and hold Us harmless from any claim, loss, or liability arising out of Your use of Comshare Products or services, except to the extent caused by Our gross negligence or willful misconduct.

11. LIMITATION OF LIABILITY:

a. EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 12. "PATENTS AND COPYRIGHTS", OUR LIABILITY AND THAT OF OUR AGENTS, REPRESENTATIVES AND EMPLOYEES TO YOU
    FOR DAMAGES WITH RESPECT TO THIS AGREEMENT, COMSHARE PRODUCTS, OR OTHER ITEMS OR SERVICES SHALL NOT EXCEED IN THE AGGREGATE THE FEE OR PRICE FOR THE PARTICULAR COMSHARE PRODUCT OR OTHER ITEM OR SERVICE INVOLVED IN THE CLAIM. IN NO EVENT SHALL WE HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS. THE LIMITATIONS AND EXCLUSIONS IN THIS PARAGRAPH SHALL APPLY TO ALL CLAIMS OF EVERY NATURE, KIND AND DESCRIPTION WHETHER ARISING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHER TORT, OR OTHERWISE. DAMAGES AS LIMITED BY THIS PARAGRAPH IS YOUR SOLE AND EXCLUSIVE ALTERNATIVE REMEDY IN THE EVENT THAT ANY OTHER REMEDY PROVIDED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

b. We will not be responsible for any delay or failure in performance for causes beyond Our reasonable control, including without limitation, acts of God, any government, Our suppliers or any other similar or dissimilar cause.

12. PATENTS AND COPYRIGHTS:

We will defend and indemnify You, at Our expense, against any claim or suit against You based on an alleged violation of a United States patent or copyright through Your use of the Comshare Products in accordance with this Agreement and will pay all costs, settlements, or judgment finally awarded, provided We have the right to control the defense of the litigation. You take such actions as we may reasonably request at Our expense, and You give Us prompt written notice of any claim. If a judgment is obtained against Your use of any part of the Comshare Products, or if We feel that there is a likelihood of a claim of infringement. We shall, at Our option and expense: modify or substitute Comshare Products (but provide You with substantially the same functionality); obtain the right to continued use; or terminate the license and take back the Comshare Products. In the event of termination, We will refund Your license fees, less a reasonable charge for use to the date of termination. We will have no obligation to defend and indemnify You to the extent that the claim or liability is based upon use of a noncurrent release of Comshare Products and could have been avoided by use of a current release or if the claim or liability is based upon modifications made by You or work performed to Your specifications. THIS PARAGRAPH STATES OUR ENTIRE LIABILITY FOR PATENT AND COPYRIGHT INFRINGEMENT.

13. EMPLOYEES:

In the event that You directly or indirectly (other than through Us) hire, whether as an employee, independent contractor, or in any other capacity, any person who was, within one year prior to the hiring, an employee of Ours or any of Our subsidiaries, You agree to pay Us a finder's fee equal to 26 times that employee's biweekly gross compensation at the time he or she left Our employment. This provision shall apply only to those employees who either worked for Us on Your account in some capacity or worked with software or applications which were in some fashion generally similar to any offered or provided to You.

14. GENERAL:
a. This Agreement shall be governed by and construed under the laws of the State of Michigan, exclusive of its choice of law rules. This in an integrated Agreement. It contains the full understanding of the parties and supersedes all other understandings, proposals, samples, models, agreements, warranties, representations, or conditions, written or oral, regarding its subject matter. You acknowledge that You are not relying upon any representations or statements as to the subject matter of this Agreement except as specifically set forth in this writing. This Agreement may be amended, modified, or waived only by another writing signed by the authorized representatives of both parties. No trade usage, course of dealing, or course of performance shall be used to supplement or explain it. Headings are for convenience; they have no contractual significance. In the event You issue a purchase order or other document covering the subject matter of this Agreement, it is agreed that such purchase order or other document is for Your internal purposes only and is not legally effective, except to the extent specified otherwise in the Schedules. No orders placed under this Agreement, including the initial order, shall be effective unless accepted in writing at Our headquarters. The effective date of this Agreement shall be the date first above written. Sections 8 through 14 and the record keeping and audit provisions of Section 2a, shall survive termination. Any action against Us under this Agreement or related to its subject matter must be brought within one year after the cause of action accrues.

b. All notices shall be by personal delivery, by U.S. mail postage prepaid, or facsimile. Notices to You shall be sent to Your billing address. Notices to Us shall be sent to Comshare, Incorporated, attention Senior Vice President, Sales, at the address shown above. Notices are effective upon delivery in the case of personal delivery, on receipt in the case of facsimile, and five days after mailing in the case of posting. Prices, terms and conditions, Comshare Products and other items and services are subject to change in the future without notice. (Current pricing schedules will be supplied upon request.)

THE ABOVE TERMS AND CONDITIONS ARE AGREED TO AND ACCEPTED.
(PLEASE SIGN AND RETURN TWO COPIES OF THIS AGREEMENT.)

                                        ACCEPTED AT COMSHARE HEADQUARTERS:
_________________________________       COMSHARE, INCORPORATED
CUSTOMER

BY: _____________________________       BY: ______________________________

NAME: ___________________________       NAME: ____________________________
           (Print or Type)                          (Print or Type)
TITLE: __________________________       TITLE: ___________________________
                                                VICE PRESIDENT OR
                                                SENIOR VICE PRESIDENT


                                    12/90
                   Copyright @ 1990 COMSHARE, Incorporated
                    Serial Number 437201 Printed in U.S.A.

                                SCHEDULE 6(c)
                            COMSHARE DISTRIBUTORS


        For the purposes of Section 6(c), the following are currently Comshare
Distributors:


        Distribution Territory                    Distributors
        ----------------------                    ------------

                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *

*Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *
                                      *

3732

*Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

                                SCHEDULE 7(b)


Comshare Competitors:
---------------------
          *
          *
          *
          *
          *


3698

*Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

                                SCHEDULE 12(f)



Arbor Financial Statements

Balance Sheet as of November 30, 1993.

Income Statement, April 1, 1993 to November 30, 1993.

Future financial statements shall be as of the end of Arbor's fiscal year.


3726